Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Bob Newell
Vice President, Finance and Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
CARDICA RECEIVES NASDAQ NOTIFICATION OF NON-COMPLIANCE
REDWOOD CITY, Calif. — September 4, 2009 — Cardica, Inc. (Nasdaq:CRDC) today announced that, on September 2, 2009, it received a notice from the Listing Qualifications Department of The NASDAQ Global Market (NASDAQ) stating that the Company’s stock will be delisted from NASDAQ based upon NASDAQ staff’s determination that Cardica has not regained compliance with the minimum $10 million stockholders’ equity requirement for continued listing on the NASDAQ as stated under NASDAQ Marketplace Rule 5450(b)(1)(A). As a result, Cardica’s securities will be delisted from NASDAQ unless, by September 9, 2009, Cardica requests a hearing before a NASDAQ Listing Qualifications Panel (Panel) to appeal the staff’s determination. Cardica has requested a hearing before the Panel, and Cardica’s securities will remain listed on NASDAQ pending a decision by the Panel following the hearing.
About Cardica
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica’s products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s C-Port(R) Distal Anastomosis Systems are marketed in the United States and Europe and its PAS-Port(R) Proximal Anastomosis System is marketed in the United States, Europe and Japan. In addition, the company has developed the Cardica Microcutter, a true multi-fire endoscopic stapling device designed to be used in a variety of settings including bariatric, thoracic and general surgery.
Forward-Looking Statements
This press release contains “forward-looking statements,” including, without limitation, statements related to the continued listing of Cardica’s common stock on The NASDAQ Global Market and potential outcomes following the appeal process. The word “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, the risk that the Panel may not overturn the staff’s determination that Cardica has failed to meet the minimum continued listing requirements and the risk that Cardica otherwise fails to comply with the continued listing requirements of The NASDAQ Global Market or any other NASDAQ market, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
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